Exhibit 10.9
AGRICULTURAL LEASE
     THIS AGRICULTURAL LEASE (“Lease”) is executed as of the 1st day of April, 2008 (the “Effective Date”), by and between JOHN GIESENSCHLAG and CONNIE GIESENSCHLAG, husband and wife (“Landlord”), and CERES, INC., a Delaware corporation (‘Tenant”).
FUNDAMENTAL LEASE PROVISIONS
Certain Fundamental Lease Provisions are presented in this Section and are hereby incorporated into this Lease subject to further definition and elaboration elsewhere in this Lease. References contained in said Fundamental Lease Provisions Sections of this Lease are intended to be informative only and not intended to limit any of the provisions of this Lease:

(a) Main Term:	Five (5) Rent Years

(b) Option Term(s):	Two (2) Option Terms of Five (5) Rent Years

(c) Premises:	Approximately 200 acres in Burleson County, Texas

(d) Rent Commencement Date:	November 1, 2007

(e) Base Rent:	$300.00 per acre/per year for Main Term
1. Term of Lease. The term ‘Term of this Lease” (sometimes herein called the ‘Term” or “Lease Term”) means, inclusively, the Preliminary Term, if any, and the Main Term and any Option Term, extension, renewal or holdover of the Main Term which is consented to in writing by Landlord.
2. Lease Year. The term Lease Year means each successive twelve (12) month period from November 1st through October 31st occurring during the Main Term. “Partial Lease Year” means the period between the Rent Commencement Date, if that date is not on November 1st, and the immediately succeeding October 31st; and if the Main Term ends on other than a October 31st, it also means the period beginning on the last November 1st of the Main Term and ending on the last day of the Main Term. The term “Rent Year” means each successive twelve (12) month period during the Lease Term commencing on the Rent Commencement Date.
3. Preliminary Term. The term “Preliminary Term”, if any, means the period beginning as of the date of this Lease and, unless sooner terminated as herein provided, continuing thereafter through the day immediately prior to the Rent Commencement Date.
4. Main Term. The term “Main Term” means the period beginning as of the Rent Commencement Date and, subject to the terms and conditions of this Lease, ending on the last day of the Fifth (5th) Rent Year.
5. Option Term. Tenant is hereby granted an option to extend the Main Term for two (2) additional terms of five (5) Rent Years each (each an “Option Term”), the first of which shall begin immediately upon the expiration of the Main Term (Years 6 to 10) and the second, to begin immediately upon the expiration of the first Option Term (Years 11 to 15) without the necessity of executing a new Lease therefore, upon the same terms, provisions and conditions as contained in the Lease, except for the rental provisions hereinafter set forth, and except there shall be no additional options to extend; provided, however, Tenant’s right to exercise any such option to extend hereunder shall, at the time of each and every exercise of such option, be subject to each of the following conditions: (I) that Tenant is not then in default of Tenant’s obligations under the Lease beyond any applicable grace or notice and cure period; and (ii) notice of exercise of each option to extend shall be delivered in writing to Landlord not fewer than sixty (60) days prior to the expiration of the Main Term of this Lease or the immediately preceding extension period, as the case may be. The Base Rent for each Option Term shall be as set forth in Section 7.
6. Tenant’s Agreement to Pay Rent. Tenant hereby agrees to pay for the use and occupancy of the Premises during the Lease Term, at the times and in the manner herein provided, the Base Rent and Additional Charges specified herein (sometimes referred to collectively herein as “Rent”).
7. Base Rent. The Base Rent shall be in the amount specified in the Fundamental Lease Provisions and shall be payable by November 1st during each Rent Year, in advance, commencing on the Rent Commencement Date, and continuing thereafter on the first day of each calendar month throughout the Term. If the Rent Commencement Date is not November 1st, Base Rent shall be prorated for the first Partial Lease Year and paid on the Rent Commencement Date and shall be prorated for any Partial Lease Year at the end of the Term. Base Rent under each Option Term shall be in the amount as determined by Landlord and Tenant following the exercise of Tenant’s option to extend the Term and prior to the commencement of such Option Term, not to exceed $350.00 per acre, per year for the first Option Term (Years 6 to 10) and not to exceed $400.00 per acre, per year for the second Option Term (Years 11 to 15). In the event the parties are unable to agree on the Base Rent for the Option Term(s) then the monthly Base Rent payable during such Option Term(s) shall be the sum of $350.00 per acre, per year for the first Option Term (Years 6 to 10) and $400.00 per acre, per year for the second Option Term (Year 11 to 15) unless Tenant shall give notice that it withdraws its exercise of its option to extend the Term on or before the first day of the commencement of such Option Term.
Notwithstanding any provision of this Lease to the contrary, the Base Rent for the period of time beginning on the date that this Lease is signed until October 31, 2008, shall be a sum equal to $300.00 per acre without proration for a partial year; so that the total payment of Base Rent for the first Lease Year shall be the sum of $60,000.00.
8. Additional Charges. In addition to Base Rent, Tenant shall pay all other sums of money or charges of whatsoever nature required to be paid by Tenant to Landlord pursuant to this Lease (herein called “Additional Charges”) whether or not the same are designated as Additional Charges. It is the intention of the parties that Additional Charges shall not be considered Rent but shall comprise a portion of the material consideration hereunder, provided however that Landlord shall have the same rights and remedies for the collection of Additional Charges as the Lease provides for the collection of Rent.
9. Where Rent Payable and to Whom/Late Charges and Default Interest. Rent and Additional Charges payable by Tenant under this Lease shall be paid when due without prior demand therefore (unless such prior demand is expressly provided for in the Lease), shall be payable without any deductions, recoupment or setoffs whatsoever (except for credits expressly permitted by this Lease), and shall be paid by Tenant to Landlord at the address of Landlord set forth in Section 38 below, or to such payee and/or at such other place as may be designated from time to time by notice from Landlord to Tenant.
10. Use of Premises. The Premises shall be used for the purpose of planting, growing, working, harvesting crops, farming, grazing, and pasture land. The Premises shall not be used for any other purpose without the prior written consent of Landlord. No hunting, fishing or recreational rights are conveyed herein. No soil may be excavated or removed from the Premises, except as provided in Section 12.
11. Operations on Premises. All farming and ranching operations conducted on the Premises by the Tenant as incidents of any of the uses specified in Paragraph 10 of this Lease shall be conducted by the Tenant in accordance with the usual course husbandry practices conducted in the vicinity of the demised Premises by reasonable and prudent farm and ranch operators. Should the Tenant fail to conduct such operations and practices, then the Landlord may, after giving Tenant thirty (30) days written notice, enter the Premises and take such action to correct Tenant’s failure of non performance. Tenant herein agrees to reimburse the Landlord on demand for any reasonable costs and expenses that Landlord incurred as an incident to correcting Tenant’s failure or default. Tenant agrees to do a reasonable amount of weed control, brush control, and fertilizer application. Tenant further agrees to obey all laws, ordinances, orders, and rules and regulations applicable to the use, condition, and occupancy of the Premises, including the rules and regulations if the United States Department of Agriculture and the Texas Agriculture Commissioner.
12. Improvements to Premises. Tenant shall be permitted to construct irrigation wells, irrigation pipelines and utility lines on the Premises. If Tenant constructs irrigation pipelines and/or utility lines on the Premises, Tenant shall construct irrigation or water pipelines using pipe that is a grade of at least 125 psi, and shall construct all utility lines underground. Tenant shall bury all pipelines and/or lines it constructs to a depth of at least 42 inches below the surface of the Premises. Tenant shall be allowed to level and shape the Premises; however, Tenant may not alter the Premises in any way that alters the overall direction of drainage of the Premises. TENANT MAY NOT CONSTRUCT ANY IMPROVEMENTS ON THE PREMISES THAT UNREASONABLY DISRUPTS, IMPAIRS OR IMPEDES MINERAL PRODUCTION ON THE PREMISES. Tenant may crown dirt roads around test plots or fields and construct privacy fences around test plots. At the termination of the Lease, Tenant shall, at Tenant’s sole cost and expense, level any crowned roads and remove any privacy fences.
13. Landlord’s Right of Ingress and Egress over Premises. For Landlord and Landlord’s heirs, successors, and assigns forever, a reservation of the free, uninterrupted, and perpetual use of, and a separate right to maintain, a nonexclusive easement over the Premises on existing or future roads and turning rows to provide Landlord with access to any and all other contiguous parcels of land owned by Landlord. Landlord will not cross through any of Tenant’s crops or prepared fields, but the Tenant shall not plant or prepare the fields in such a manner as to deny the Landlord ingress and egress.
14. Payment of Utilities. Tenant shall be responsible for the payment of, or causing the payment of, utilities consumed on the Premises. Tenant shall be solely responsible for trash and garbage removal from the Premises.

15. Waste or Nuisance. The Tenant shall not commit or permit the commission by others of any waste on the Premises; the Tenant shall not maintain, commit, or permit the maintenance or commission of any nuisance as defined in Texas statutes on the Premises. The Tenant shall not use or permit the use of the Premises or any unlawful purpose.
16. Taxes and Assessments
     a. Real Estate Taxes and Assessments. During the term Tenant shall pay or cause to be paid all real estate and other ad valorem taxes and assessments of every kind and nature (including, but not limited to, general and special assessments, foreseen as well as unforeseen) with respect to any buildings and improvements constructed or placed on the Premises by Tenant (collectively, Tenant Improvements”). Landlord shall pay all real estate and ad valorem taxes on the Land. Notwithstanding the foregoing, if the Tenant’s use or occupancy of the Land results in the imposition of any rollback taxes, open space, “Green Acres”, or similar taxes attributable to agricultural or special use valuation and any other deferred taxes or assessments which pertain to a period prior to the term of this Lease Tenant shall pay such taxes or charges. The provisions of this Paragraph shall survive the termination of this Lease. Tenant, at its sole cost and expense, may dispute and contest the taxes and assessment on the Premises, and in such cases if permitted under applicable law the disputed charge need not be paid until finally adjudged to be valid. Tenant shall pay the charge contested to the extent it is held valid, together with all court and other costs, interest, penalties and other expenses related thereto. If taxes are billed to Landlord, Landlord shall send statements therefore to Tenant at Tenant’s address for notice in accordance with Section 38 below. If at any time during the Lease Term the Premises do not constitute a separate tax parcel, Tenant shall pay its proportionate share of such Taxes for the assessor’s parcel of which the Premises forms a part based upon the square footage of land comprising the Premises as compared with the square footage of the land comprising the tax assessor’s parcel together with the amount of the assessment which is attributable to Tenant’s Improvements. If the Premises do not constitute a separate tax parcel, Landlord and Tenant shall cooperate, at Tenant’s expense, to cause the Premises to become a separate tax parcel and to have the statement for such taxes issued directly to Tenant. With respect to any assessments which may be levied as part of Taxes, or which may be evidenced by improvements or other bonds, or may be paid in annual installments, only the amount of such annual installment (prorated for any Partial Lease Year) including any interest charged by the governmental or public authority with regard to such installment shall be included within the computation of the annual Taxes for the Lease Year in question. Tenant, at its sole cost and expense, may dispute and contest the Taxes and assessment on the Premises, and in such cases if permitted under applicable law the disputed charge need not be paid until finally adjudged to be valid. Tenant shall pay the charge contested to the extent it is held valid, together with all court and other costs, interest, penalties and other expenses related thereto.
     b. Tenant’s Business and Personal Property Taxes. Tenant shall pay, or cause to be paid, before delinquency all taxes, assessments, license fees and public charges levied, assessed or imposed upon its business operation, assessed or imposed on the crops grown on Premises, as well as upon its leasehold interest, trade fixtures, furnishings, equipment, leasehold improvements, alterations, changes and additions made by Tenant, merchandise and personal property of any kind owned, installed or used by Tenant in, on or upon the Premises. In the event any such items of property are assessed with property of Landlord, then, and in such event, such assessment shall be equitably divided. Landlord shall determine the basis of dividing any such assessments and such determination shall, if not arbitrary or capricious, be binding upon both Landlord and Tenant.
     c. Rent Tax. Any excise, transaction, sales, privilege, or other tax (except net income tax) now or hereafter levied or imposed upon Landlord by any government or governmental agency on account of, attributed to or measured by this Lease or by rental or other charges or prorations (including, without limitation, Rent, real estate taxes and assessments and other Additional Charges) payable by Tenant hereunder shall be paid by Tenant to Landlord along with the rental and other charges payable hereunder, at Landlord’s election, with monthly installments of Base Rent and/or within thirty (30) days after Tenant’s receipt of a statement therefore from Landlord.
17. Insurance.
     a. Tenant covenants and agrees that it shall obtain and maintain, for its benefit and the benefit of Landlord the insurance as herein provided. Commercial general liability insurance covering the Premises and Tenant’s use and occupancy thereof against claims for personal injury or death and property damage occurring upon, in or about the Premises with such insurance to afford protection to a limit of not less than $5,000,000.00 in respect of injury or death to any number of persons whether arising out of one or more occurrences in the aggregate and a limit of not less than $500,000.00 in respect of any instance of property damage. The insurance coverage required under this Section 17.a shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in Section 17.b.
     b. All policies of insurance provided for in Section 17.a shall be issued inform by insurance companies with general policy holder’s rating of not less than A- and a financial rating of not less than VII, as rated by A.M. Best Co. in the most current available Best’s Insurance Reports or Best Key Guide (or the then most nearly equivalent thereof if the same hereafter ceases to be published), and qualified to do business in the State of Texas. Each and every such policy:
(i) shall be issued in the name of Tenant with Landlord and any other parties in interest from time to time designated in writing by notice from Landlord to Tenant as additional insureds;
(ii) shall be for the mutual and joint benefit and protection of Landlord and Tenant and any such other parties in interest;
(iii) shall (or a certificate thereof shall) be delivered to Landlord and any other parties in interest within ten (10) days after delivery of possession of the Premises to Tenant, and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent; and

(iv) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance.
     c. Any insurance provided for in Section 17.a may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:
(i) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;
(ii) the coverage afforded Landlord and any such other parties in interest shall not be reduced or diminished by reason of the use of such blanket policy of insurance; and
(iii) the requirements set forth in this Article 9 are otherwise satisfied.
     d. Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant with respect to the Premises for which policies or copies thereof are not delivered to Landlord.
     e. Except as to any damage or liability resulting from Landlord’s wrongful acts or negligence, Tenant agrees that Landlord and Landlord’s present and future partners and/or members and their respective officers, directors, partners, members, manager, agents, contractors, servants or employees shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person during the Term, for any cause whatsoever by reason of the construction, use, occupancy or enjoyment of the Premises by Tenant or any person therein or holding under Tenant. Tenant does hereby indemnify, defend, protect and hold harmless Landlord and Landlord’s present and future partners and their respective officers, directors, partners, members, managers, agents, contractors, servants or employees from all claims, actions, demands, costs and expenses and liability whatsoever, including reasonable attorney’s fees, on account of any such real or claimed damage or liability, and from all liens, claims and demands occurring in, or at the Premises, or arising out of the construction, use, occupancy or enjoyment of the Premises and its facilities, or any repairs or alterations which Tenant may make upon the Premises or occasioned in whole or in part by any act or omission of Tenant, its agents, contractors, servants, employees or invitees during or with respect to the Lease Term. Tenant’s obligation to indemnify Landlord as herein provided shall survive the expiration or earlier termination of this Lease for acts or omissions occurring prior to such expiration or earlier termination, and shall additionally include any failure of Tenant in any respect to comply with and perform all the requirements and provisions of this Lease.
     f. Tenant shall not do or suffer to be done, or keep or suffer to be kept, anything in, upon or about the Premises which will contravene Landlord’s policies insuring against loss or damage by fire or other hazards, or which will prevent Landlord from procuring such policies in companies acceptable to Landlord or which will in anyway cause an increase in the insurance rates upon any portion of the Premises. If

Tenant violates any prohibition provided for in the first sentence of this Section, Landlord may, without notice to tenant, correct the same at Tenant’s expense. Tenant shall pay to Landlord as Additional Charges forthwith upon demand the amount of any increase in premiums for insurance resulting from any violation of the first sentence of this Section, even if Landlord shall have consented to the doing of, the keeping of, anything on the Premises which constituted such a violation (but payment of such Additional Charges shall not entitle Tenant to violate the provisions of the first sentence of this Section).
     g. Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying any part of the Premises, or for any loss or damage resulting to Tenant or its property on the Premises from any cause whatsoever, except to the extent caused by negligence or willful misconduct of Landlord.
18. Compliance with Environmental Laws
a. Tenant covenants and agrees to comply with all applicable environmental laws, including without limitation all laws governing hazardous substances and all requirements related to storm water discharges and permits, and to provide to Landlord, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree or other document from any source asserting or alleging a circumstance or condition which requires, or may require, a clean-up, removal, remedial action, or other response by or on the part of Tenant under environmental laws, or which seek civil, criminal or punitive penalties from Tenant for an alleged violation of environmental laws. Tenant further agrees to advise the Landlord in writing as soon as Tenant becomes aware of any condition or circumstances that may result in a potential violation of any environmental laws.
b. Without limiting the foregoing, Tenant shall not dump, flush, or in any way introduce any hazardous materials or hazardous waste or any other toxic materials upon the Premises nor shall it improperly store, or dispose of any hazardous materials or hazardous waste from any such property, except in full compliance with all applicable laws and regulations. For purposes of this paragraph, the term hazardous materials shall mean inflammable, explosives, radioactive materials and hazardous substances defined as “hazardous substances,” “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended, the Hazardous Conservation and Recovery Act, and the Resources Conservation and Recovery Act, or any similar federal, state or local law, or in any regulations promulgated pursuant thereto, or in any other applicable law. The term “hazardous materials” shall also include any other chemical, material or substance which is or may be regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any federal, state or other governmental authority or agency or which ,even if not so regulated, may or could pose a hazard to human health and safety. If in the opinion of Landlord, there exists any uncorrected violation by Tenant of an environmental law which requires, or may require, a cleanup, removal or any condition or other remedial action by Tenant under any environmental law, regulation, permit, license, judgment or decree, and such cleanup, removal or other remedial action is not completed, or commenced and diligently pursued, within sixty (60) days from the date of written notice from Landlord to Tenant, the same shall, at the option of Landlord, constitute an event of default hereunder.

c. For the purposes of this Section 18, the term “environmental law or laws” shall mean all Federal, State and Local laws including statutes, regulations, ordinances, codes, rules, permits, licenses, judgments, decrees, or other governmental restrictions and requirements relating to the environment or any hazardous substance, including but not limited to, the State of Texas environmental protection statutes, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Research Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility, Cleanup and Liability Act of 1980 as amended by the Super Fund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any State Department of Environmental Protection or successor agency now or anytime hereafter in effect.
d. Tenant shall defend, indemnify and hold the Landlord harmless from and against and in respect of any and all damages, costs and expenses, including without limitation, fines, penalties, reasonable attorney’s fees, consequential damages and remedial costs and other liabilities arising from claims based upon the environmental condition of the Premises and the surrounding property (including without limitation all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder), resulting from (a) Tenant’s use of the Premises or operations thereon by or on behalf of Tenant; (b) claims arising out of, related to, or in connection with (i) the release by Tenant of any hazardous material into, onto or from the Premises; or (ii) any arrangement by Tenant for the treatment, recycling, storage or disposal at any facility owned or operated by any person or entity of a hazardous material which is present on the Premises or has been or may be deposited at, disposed on or released onto the Premises; and (c) claims related to demolition, cleanup or other remedial measure with regard to environmental conditions on or around the Premises caused by Tenant; or (d) claims resulting from any act or omission of Tenant in violation of any federal, state or local environmental laws or regulations with respect to Tenant’s use of the Premises. Tenant shall not have any obligation or duty to clean up or remediate any condition caused by Landlord or that was in existence at the time Tenant took possession of the Premises.
19. Maintenance. Except as otherwise provided herein, the Tenant shall, at his own cost and expense, keep and maintain all improvements on the Premises, including but not limited to the drainage ditches and irrigation well, in as good order and repair and in as safe and clean a condition as they were in when received by Tenant from Landlord, reasonable wear and tear excepted therefrom.
20. Liens. The Tenant shall keep the Premises free and clear from any and all liens, claims and demands for work performed, materials furnished, or operations conducted thereon. Tenant grants to Landlord a security interest in the collateral to secure payment and performance by Tenant of all obligations and payments due from Tenant under this lease. The collateral will include all of Tenant’s Improvements, livestock, and personal property located or to be located on the Premises, and all proceeds, offspring, increase, governmental payments, insurance proceeds, documents of title, and warehouse receipts relating to such property but shall exclude any and all research material including without limitation crops or seed grown for research or breeding purposes. This lease is a security agreement under both article 9 of the

Texas Business and Commerce Code and the federal Food Security Act of 1985. Tenant agrees to furnish to Landlord a list of the names and addresses of any buyer, commission merchant, or selling agent to or through whom Tenant may sell the collateral. Tenant agrees to notify Landlord of the identity of any buyer, commission merchant, selling agent, or warehouse to or with whom Tenant intends to sell or store the collateral within seven days before any sale or storage of the collateral.
21. Inspection by Landlord. The Tenant shall permit the Landlord or Landlord’s agents, representatives or employees to enter the Premises at all reasonable times for the purpose of inspecting the Premises to determine whether the Tenant is complying with the terms of the Lease and for the purpose of doing other lawful acts that may be necessary to protect the Landlord’s interest in the Premises. Except in the case of an emergency situation, prior to inspecting any restricted or secret area of the Tenant’s operations on the Premises, Landlord and/or Landlord’s agents, representatives or employees shall: (a) provide Tenant with five (5) days’ prior written notice; (b) execute a confidentiality and non-disclosure agreement; and (c) provide Tenant certification that such inspecting party is not a representative of a competitor of Tenant.
22. Acceptance by Tenant. The Tenant accepts the Premises in their present condition. The Tenant agrees with, and represents to the Landlord, that the Premises have been inspected by him and that he has been assured by means independent of the Landlord or any agent of the Landlord of the truth of all facts material to this Lease and that the Premises are being leased by the Tenant of as a result of its inspection and investigation and not as a result of any representations made by Landlord.
23. Hold Harmless. The Tenant agrees to indemnify and hold the Landlord and the property of the Landlord, including the Premises, free and harmless from any and all claims, liability, loss, damage, or expense not cause or permitted by Landlord, Landlord’s agents, employees or representatives, but resulting from the Tenant’s occupation and use of the Premises, specifically including without limitation of any claim, liability, loss or damage arising:
a. By reason of the injury to person or property from whatever cause, while in or on the Premises or improvements or personal property in or on the Premises including any liability for injury to the person or personal property of the Tenant, his agents, officers, or employees.
b. By reason of any work performed on the Premises or materials furnished to the Premises at the instance or request of the Tenant, his agents or employees.
c. By reason of the Tenant’s failure to perform any provision of this lease or to comply with any requirement imposed on him or on the Premises by an duly authorized governmental agency or political subdivision.
d. Because of the Tenant’s failure or inability to pay as they become due any obligations incurred by him in the agricultural or other operations to be conducted by him on the Premises.
24. Subleasing and Assigning. The Tenant shall not encumber any right or interest in the Premises or any improvements that may now or hereinafter be installed on the Premises without the express written consent of the Landlord obtained in advance. Tenant may sublet or assign any part of all of this lease and the Premises with the written consent of the Landlord, whose consent shall not be unreasonably delayed, withheld or conditions, provided however, it is specifically understood and agreed that Tenant shall be solely responsible for the performance of all of the terms, covenants and conditions of this lease as well as maintaining the demised Premises in accordance with the terms hereof, and shall be responsible for any assignee’s or subTenant’s defaulting hereunder at all times, and in no event shall Tenant be released from such obligations and responsibilities by virtue of any assignment or sublease, unless approved in writing by Landlord. Notwithstanding the above language, Tenant may sublease or assign this Lease to an Affiliated Company of Tenant, provided Tenant is not released from Tenant’s obligations under the terms and covenants of the Lease. “Affiliated Company” shall mean any company owned or controlled by, under common control with or controlling Tenant, “control” meaning in this context the direct or indirect ownership of more than fifty percent (50%) of the voting stock/shares of a company, or the power to nominate at least half of the Directors.
25. Insolvency of Tenant. The insolvency of the Tenant as evidenced by a receiver being appointed to take possession of all or substantially all of the property of the Tenant, the making of a general assignment for the benefit of creditors by the Tenant, or the adjudication of the Tenant as a bankrupt under the Federal Bankruptcy Act shall terminate this lease and entitle the Landlord to re-enter and regain possession of the Premises.
26. Attorney’s Fees. Should any litigation be commenced between the parties to this lease concerning the Premises, this lease, or the rights and duties in relation thereto, the party, Landlord or Tenant, prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for his attorney’s fees in such litigation or in a separate action brought for that purpose.
27. Heirs and Successors. This lease shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.
28. Crops in Progress. Landlord and Tenant agree that if, upon expiration of this lease, there remain crops growing but not yet harvested, Tenant shall have a reasonable time within which to complete harvest after the term of this lease expires.
29. Alteration of Premises. Except as provided in Section 12 of this Lease, Tenant shall not materially alter the Premises, including clearing new roads, moving or erecting any fences. Tenant may erect buildings or similar structures to house equipment or research equipment.
30. Waiver. The waiver of any breach of any of the provisions of this lease by the Landlord shall not constitute a continuing waiver or a waiver of any subsequent breach by the Tenant either of the same or of another provision of this lease.
31. Default by Landlord. A default by Landlord is the failure to comply with any provision of this lease that is not cured within thirty days after written notice. Tenant’s sole remedy for Landlord’s default is to sue for damages.
32. Default by Tenant. Defaults by Tenant are (a) failing to pay timely Rent; (b) abandoning or vacating a substantial portion of the Premises; and (c) failing to comply within sixty (60) days after written notice with any provision of this lease. Landlord’s remedies for

Tenant’s default are to enter and take possession of the Premises, after which Landlord may relet the Premises on behalf of Tenant and receive the Rent directly by reason of the reletting, and Tenant agrees to reimburse Landlord for any expenditures made in order to relet, enter the Premises and perform Tenant’s obligations, and terminate this lease by written notice and sue for damages. Landlord may enter and take possession of the Premises by self-help, by picking or changing locks if necessary, and may lock out Tenant or any other person who may be farming the Premises, until the default is cured, without being liable for damages.
33. Holdover. If Tenant shall remain in possession of all or any part of the Premises after the expiration of the original Lease Term or any extension or renewal thereof, with the consent of Landlord, then Tenant shall be deemed a tenant of the Premises from month-to-month, subject to all of the terms and provisions hereof, except as to the Lease Term and any further extension or renewal thereof and as to Base Rent, which Base Rent shall be equal to 125% of the Base Rent in effect during the last Rent Year of the original Lease Term or, as the case may be, any applicable extension or renewal thereof.
34. Venue. The laws of the State of Texas shall govern the validity, performance and enforcement of this Lease. Should either party institute legal suit or action for enforcement of any obligation contained herein, it is agreed that the venue of such suit or action shall be, at the option of Landlord, in Burleson County, Texas, Tenant expressly consenting to Landlord’s designating the venue of any such suit or action, and consents to personal jurisdiction in such courts and each party waives the right to a jury in any action, proceeding or counterclaim brought by either of them against the other on any matters whatsoever arising under this Lease. Although the printed provisions of this Lease were drawn by Landlord, this Lease shall not be construed either for or against Landlord or Tenant, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.
35. Entire Agreement. This lease, together with the attached exhibits and riders, is the entire agreement of the parties, and there are no oral representations, warranties, agreements, or promises pertaining to this lease or to any expressly mentioned exhibits and riders not incorporated in writing in this lease.
36. Amendment of Lease. This lease may be amended only by an instrument in writing signed by Landlord and Tenant.
37. Limitation of Warranties. There are no implied warranties of merchantability, of FITNESS FOR A PARTICULAR PURPOSE, OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE, AND THERE ARE NO WARRANTIES THAT EXTEND BEYOND THOSE EXPRESSLY STATED IN THIS LEASE.
38. Notices. Wherever in this Lease (including also any exhibits, addenda and riders attached hereto and made a part hereof) it shall be required or permitted that notice, request, approval, demand, consent or other communication be given or served by Landlord or Tenant such notice, request, approval, demand, consent or other communication shall be in writing and shall be deemed to be given or served three (3) days after depositing the notice with the U. S. Postal Service if mailed by certified or registered mail, postage prepaid, or upon the next business day if deposited with a nationally recognized overnight courier service whose standard practice is to obtain a receipt upon delivery, addressed to the address of the addressee specified below. Either party may change such address by notice by certified or registered mail to the other. Landlord and Tenant have the following notice addresses on the date of this Lease:

LANDLORD:	John Giesenschlag
14735 FM 166
Caldwell, Texas 77835

with a copy to:	West, Webb, Allbritton & Gentry, PC
1515 Emerald Plaza
College Station, Texas 77845
Attn: Michael H. Gentry

TENANT:	Ceres, Inc.
1535 Rancho Conejo Blvd.
Thousand Oaks, CA 91320

with a copy to:	Payne, Watson, Miller, Malechek & Scherr, P.C.
3000 Briarcrest Drive, Suite 600
Bryan, Texas 77802
Attn: Jay Don Watson
39. Captions and Terms. The captions of Sections of this Lease are for convenience only, are not a part of this Lease and do not in any way limit or amplify the terms and provisions of this Lease. If more than one person, corporation or other entity is named as Tenant in this Lease and executes the same as such, then and in such event, the word “Tenant” wherever used in this Lease is intended to refer to all such persons, corporations or other entities, and the liability of such persons, corporations or other entities for compliance with and performance of all the terms, covenants and provisions of this Lease shall be joint and several. If Tenant is composed in whole or in part of a husband and wife, the separate estate of each spouse as well as their community property shall be liable hereunder. The masculine pronoun used herein shall include the feminine or the neuter as the case may be, and the use of the singular shall include the plural.
40. Mineral Interests. This lease is subordinate to any present or future oil, gas, or other mineral exploration agreements and leases relating to the Premises. Landlord will not be liable to Tenant for any damages for actions attributable to those agreements and will receive all consideration paid therefore; provided, however, any damages to growing crops or Tenant’s improvements, arising from any oil, gas, or mineral operations shall be paid to Tenant. Tenant shall not be prohibited from negotiating directly with the producer or developer of the oil, gas and other minerals, for any damages caused to any crops, improvements or other property of Tenant as a result of mining, drilling or producing oil, gas and other minerals. Landlord agrees, limited to the extent of Landlord’s interest in the minerals and the surface, to not voluntarily consent to the use of the Surface of the Premises for the drilling, mining, storage or transporting of oil, gas and other hydrocarbon products.
41. Time Is Of The Essence. Time is of the essence with respect to each and every provision of this Lease.

42. Right to Terminate. Tenant may terminate this Lease at any time upon thirty (30) days’ written notice to Landlord and the payment to Landlord of an amount of money equal to one (1) year’s Base Rent.
43. Study Period.
(a)	Within the first ninety (90) days after the Effective Date of the Lease (the “Study Period”), Tenant shall have the right to terminate the Lease by the delivery of written notice of such termination to Landlord upon the payment of an amount of money equal to one (1) year’s Base Rent. Notwithstanding the preceding sentence, Tenant may terminate this Lease for the sum of $100.00 if the Tenant’s environmental study reveals the existence of hazardous substance, hazardous materials or toxic substances on or in the Premises as per the definition of such terms in this Lease and Tenant notifies Landlord of its termination of the Lease prior to 5 p.m. CST on April 15, 2008.

(b)	Within the Study Period, Tenant or Tenant’s agents, representatives and employees, may enter upon the Premises to conduct soil tests, drainage tests and/or environmental tests and studies.
44. Use of Water. Landlord authorizes Tenant to use water from the slough for irrigation purposes if water is available in such slough.
45. No Aerial Spraying. Landlord agrees not to conduct any aerial spraying of herbicides or to allow any other tenant of Landlord to conduct aerial spraying of herbicides on any property owned or leased by Landlord within one hundred (100) feet of the Premises.
46. Warranties and Representations of Landlord.
(a)	Landlord has no actual, current knowledge of the existence of any hazardous materials, hazardous waste or any other toxic substances located on the Premises. Notwithstanding the foregoing, Landlord may be aware of the existence or presence of materials that may, in fact, fall within common definitions of “hazardous materials, hazardous waste or any other toxic substances”, but Landlord has no actual, current knowledge that such materials fall within the definition of “hazardous materials, hazardous waste or any other toxic substances”. Landlord’s knowledge of such materials is not and shall not be a violation or breach of this warranty and representation. Landlord further notifies Tenant that there may be now or from time to time substances used in the ordinary course of farming that might fall within the definition of “hazardous materials, hazardous waste or any other toxic substances”, such as diesel, gasoline, oil, fertilizers of all kinds, herbicides, pesticides and so forth. The Tenant is going to conduct a Phase I Environmental Site Assessment, and the Tenant will rely on the results of that Assessment to determine whether or not there are any environmental matters of concern to Tenant.

(b)	To Landlord’s actual, current knowledge, Landlord has never been advised or requested to remove or remediate any hazardous material, hazardous waste or toxic substances located on the Property. The terms hazardous materials, hazardous waste and toxic substances shall have the same definitions as set forth in Section 18 of this Lease.

(c)	Landlord owns the Premises and Landlord has the right and authority to enter into this Lease.
47. Title Insurance. Within thirty (30) days from the Effective Date of this Lease, Landlord shall furnish Tenant with a Commitment for Title Insurance from Burleson County Abstract & Title Company (the “Title Commitment”), leading to the issuance of a Leasehold Title Policy in an amount equal to one (1) year’s Base Rent. at Landlord’s cost, pertaining to the Leasehold Estate created hereunder, free and clear of all liens and encumbrances except those approved by Tenant, in its sole discretion, during the Study Period.
48. Attornment. Landlord agrees to provide Tenant with an Attornment Agreement from any party holding a lien on the Premises, wherein such lienholder agrees that Tenant may continue to occupy the Premises pursuant to this Lease in the event of a foreclosure of such lien.
49. Governmental Payments. Tenant shall not participate in any farm subsidy program on the Premises, such subsidy programs to include, without limitation, any governmental payments made because of growing or not growing crops on the Premises. The prohibition contained in this paragraph does not prohibit the Tenant for receiving government grants associated with or related to the research work of the Tenant.
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.
[SIGNATURES TO FOLLOW ON NEXT PAGE]

LANDLORD:	By:	/s/ John Giesenschlag
John Giesenschlag,
husband of Connie Giesenschlag

	By:	/s/ Connie Giesenschlag
Connie Giesenschlag,
wife of John Giesenschlag

TENANT:	CERES, Inc., a Delaware corporation
	By:	/s/ Kenneth A. Feldmann
	Name:	Kenneth A. Feldmann
	Title:	Vice President, R&D

	By:	/s/ Richard Hamilton by Kenneth Feldmann, attorney in fact
	Name:	Richard Hamilton
	Title:	Chief Executive Officer

CERES AGRICULTURAL LAND LEASE
GPS COORDINATES

Field #1	Approx. 81.8 acres comprised of the following parcels:

1.	Approx. 15.1 acres from John Fojt Estate, being out of the J.P. Cole Survey, A-12, in Burleson County, Texas.

2.	Approx. 66.7 acres from the Slovacek Family Trust, being out of the J.P. Cole Survey, A-12, in Burleson County, Texas.

Field #2	App. 47.3 acres from the Slovacek Family Trust, being out of the J.P. Cole Survey, A-12, in Burleson County, Texas.

Field #3	App. 48.1 acres from the Fritcher estate, being out of the J.P. Cole 7 1/2 League Grant, Abstract 12, in Burleson County, Texas.

Field #4	App. 23.5 acres from the Fritcher estate, being out of the J.P. Cole 7 1/2 League Grant, Abstract 12, in Burleson County, Texas.
Total acres app. 200